Exhibit 10.22

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of January 4, 2005 by and between Photronics, Inc., a Connecticut corporation (the "Company"), having a principal place of business at 15 Secor Road, Brookfield, CT 06804 and Edwin L. Lewis ("Executive") residing at 59 Delafield Island Road, Darien, CT 06820.

WITNESSETH:

     WHEREAS, the Company and Executive desire to enter into this Agreement to assure the Company of the continuing service of Executive and to set forth the terms and conditions of Executive's employment with the Company.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.  Term.  The Company agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms of this Agreement.  Subject to Section 5, the term of Executive's employment shall commence on the date hereof and continue for three (3) years thereafter unless this Agreement is earlier terminated as provided herein (the "Term"); provided, however, that unless the Company gives written notice to Executive at least thirty (30) days prior to the end of the Term of this Agreement (as the Term may be extended pursuant to this Section 1), on each anniversary of the date hereof, the Term of this Agreement shall automatically be extended for an additional one (1) year period.

2.  Services.  So long as this Agreement shall continue in effect, Executive shall devote Executive's full business time, energy and ability to the business, affairs and interests of the Company and its subsidiaries and matters related thereto. Executive shall use his best efforts and abilities to promote the Company's interests and shall perform faithfully the services contemplated by this Agreement in accordance with the Company's policies as established by the Board of Directors of the Company.

3.  Duties and Responsibilities.

     (a)  Executive shall serve as the Vice President, General Counsel and Secretary of the Company.  In the performance of Executive's duties, Executive shall report directly to the CEO or as otherwise directed by the CEO or the Company's Board of Directors, and shall have such duties, responsibilities and authority as may from time to time be assigned to the Executive by the CEO or the Company's Board of Directors.

     (b)  In addition, Executive agrees to observe and comply with the policies, rules and regulations of the Company.  The Company agrees that the duties which may be assigned to Executive shall be the customary duties of the office of Vice President, General Counsel and Secretary and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law.

4.  Compensation.

     (a)  Base Compensation.   During the Term, the Company agrees to pay Executive a base salary at the rate of $210,000 per year payable in accordance with the Company's customary payroll practices generally applicable to similarly situated employees as may be in effect from time to time (the "Base Salary").  All payments required hereunder, including the payments required by this Section 4(a), may be allocated by the Company to one or more of its subsidiaries to which Executive renders services but the Company shall remain responsible for all payments hereunder and Executive shall have no obligation to seek payment from such subsidiaries.

     (b)  Periodic Review.  The Compensation Committee or the Board of Directors of the Company shall review Executive's Base Salary and Benefits (as defined below) from time to time in accordance with the normal business practices of the Company. The Company may in its sole discretion increase the Base Salary during the Term.  The amount of any increase combined with the previous year's Base Salary shall then constitute Executive's Base Salary for purposes of this Agreement.

     (c)  Additional Benefits.  During the Term, the Executive shall be entitled to participate in the employee benefit plans and arrangements as the Company may establish from time to time in which other employees similarly situated are entitled to participate (which may include, without limitation, bonus plan(s), medical plan, dental plan, disability plan, basic life insurance and business travel accident insurance plan, 401(k) plan, stock option or stock purchase plans or any successor plans thereto (the "Benefits")).  The Company shall have the right to terminate or change any such plans or programs at any time.

     (d)  Automobile Allowance.  During the Term of this Agreement, the Company shall provide the Executive with an automobile allowance or company car consistent with the Company's policies and provisions applicable to other similarly situated executives of the Company.

     (e)  Vacation.  During the Term of this Agreement, Executive shall be entitled to four (4) weeks' paid vacation per calendar year, which shall not be transferable to any subsequent year.

5.  Termination.  This Agreement and all rights and obligations hereunder, except the rights and obligations contained in this Section 5, Section 7 (Confidential Information), Section 8 (Non-Competition), Section 9 (Intellectual Property) and Section 10 (Remedies), which shall survive any termination hereunder, shall terminate upon the earliest to occur of any of the following:

     (a)  Resignation without Good Reason; Retirement.  Upon the resignation by Executive without Good Reason (as defined below) following at least thirty (30) days written notice to the Company or retirement from the Company in accordance with the normal retirement policies of the Company, Executive shall be entitled to receive a payment in the amount of the sum of (A) Executive's Base Salary through the date of termination to the extent not theretofore paid, (B) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon), and (C) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B) and (C) shall be hereinafter referred to as the "Accrued Obligations"), in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law.

     (b)  Death or Disability of Executive.

           (i)  If Executive's employment is terminated by reason of Executive's death or disability, this Agreement shall terminate without further obligations to Executive (or Executive's heirs or legal representatives) under this Agreement, other than for:

                (1)  Payment of any Accrued Obligations, which shall be paid to Executive or Executive's estate or beneficiary, as applicable, in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law.

                (2)  Payment to Executive or Executive's estate or beneficiary, as applicable, of any amount accrued pursuant to the terms of any other applicable benefit plan.

          (ii)  If Executive shall become disabled, Executive's employment may be terminated only by written notice from the Company to Executive.

          (iii)  For the purposes of this Agreement, "disability" or "disabled" shall mean a mental or physical incapacity which prevents Executive from performing Executive's duties with the Company for a period of three hundred sixty (360) consecutive calendar days, as certified by a physician selected by the Company or its insurers.

     (c)  Termination for Cause.

           (i)  The Company may terminate Executive's employment and all of Executive's rights to receive Base Salary, and any Benefits hereunder for Cause.

           (ii)  Upon such termination for Cause, Executive shall be entitled to receive any Accrued Obligations, which shall be paid to Executive in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law.

          (iii)  For purposes of this Agreement, the term "Cause" shall be defined as any of the following:

                (1)  Executive's material breach of any of any obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition);

                (2)  Executive's conviction by, or entry of a plea of "guilty" or "nolo contendere" in a court of competent and final jurisdiction for any felony that impairs his ability to perform his duties to the Company or any crime of moral turpitude;

               (3)  Executive's commission of an act of fraud upon the Company;

               (4)  Executive's engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of the Company or its Affiliates;

               (5)  Executive's repeated and intemperate use of alcohol or illegal drugs after written notice from the Board or Directors;

              (6)  Executive's material breach of any other material obligation to the Company (other than by reason of physical or mental illness, injury, or condition) that is or could reasonably be expected to result in material harm to the Company;

              (7)  Executive's becoming insolvent or filing for bankruptcy;

              (8)  Executive's becoming barred or prohibited by the SEC from holding my position with the Company; or

              (9)  Executive's violation of any duty of loyalty (i.e., engaging in self-interested transactions, misappropriation of business opportunities that belong to the Company, or a breach of Executive's fiduciary duties to the Company).

     (d)  Termination Without Cause; Resignation For Good Reason.

          (i)  Notwithstanding any other provision of this Section 5, (i) the Company, upon thirty (30) days advance notice to Executive, shall have the right to terminate Executive's employment with the Company without Cause at any time, including, without limitation, in connection expiration of the Term and (ii) Executive, upon thirty (30) days advance notice to the Company, shall have the right to resign for Good Reason.

          (ii)  If Executive is so terminated without Cause or resigns for Good Reason, Executive shall receive from the Company:

                (1)  Any Accrued Obligations through the date of termination, which shall be paid to Executive in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law.

                (2)  A payment ("Severance Payment") equal to twelve (12) months of Executive's current Base Salary.  The Severance Payment shall be paid by the Company to Executive in equal installments in accordance with the Company's customary payroll practices generally applicable to similarly situated employees as may be in effect from time and shall be subject to statutory deductions and withholdings.

               (3)  To the extent permitted by applicable law and the terms of the plans, the continuation of medical and dental plan benefits for a period of three hundred sixty (360) days ("Benefit Period"), provided that Executive shall be required to make all required contributions to such plans as Executive did prior to the date of termination date.  Subsequent to the Benefit Period, Executive will be eligible to continue medical insurance coverage for any remaining period required under COBRA.

          (iii)  As used in this Agreement, the term "Good Reason" shall mean (i) (except as set forth in Section 5(e)) the relocation of the Company's principal executive offices to a location outside the contiguous 48 United States without the consent of Executive or (ii) any reduction in salary or benefits contrary to this Agreement, without the consent of Executive.

          (iv)  As a condition to receiving the payment and benefits extension contemplated by this Section 5(d), Executive agrees to execute and deliver to the Company the Release substantially in the form attached to this Agreement as Exhibit A.

     (e)  Change of Control.

           (i)  For purposes of the Agreement, a "change of control" means, and shall be deemed to have taken place, if;

                (1)  any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14 (d) (2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company;

                (2)  during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

                (3)  there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Transaction"), and shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction; or

                (4)  there is a "change in control" of the Company within the meaning of Section 280G of the U.S. Federal internal revenue code of 1986.

            (ii)  For the purposes of this Section 5(e), the term "Good Reason" shall mean the relocation of the Company's principal executive offices to a location which is more than fifty (50) miles from its then-current location without the consent of Executive.

            (iii)  In the event Executive is terminated by the Company for any reason (other than for Cause as defined in Section 5(c) thereof, but including a resignation for Good Reason as defined in Section 5(e)(ii)), during the period three (3) months before or two (2) years following a "change in control" of the Company (or any successor), Executive shall be entitled to receive a cash payment equal to eighteen (18) months of Executive's current Base Salary and the benefits described in Section 5(d)(ii) of the Agreement.  Upon such "change of control" during the Term, the Term of this Agreement shall automatically be the period equal to the longer of (i) two (2) years from the date of the "change of control" or (ii) the remaining period of the initial three (3) year Term after the "change of control".  In no event shall Executive be entitled to receive both the Severance Payment described in Section 5(d) hereof and the "change of control" payment described in this Section 5(e).

           (iv)  Any payments to be made to Executive in connection with this Section 5(e) shall be made in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law.

     (f)  Tax Consideration.

          (i)  In the event that the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans and programs of the Company (the "Aggregate Payment") is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive an additional amount (the "Gross-Up Amount"), prior to the time any excise tax ("Excise Tax") is imposed by Section 4999 of the Code is payable with respect to such Aggregate Payment, which, after the imposition of all excise, federal, state and local income taxes, enables the Executive to retain a total amount equal to the Aggregate Payment prior to the payment of the Gross-Up Amount.  Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to receive the Gross-Up Amount, but the portion of the Aggregate Payment that would be treated as a Parachute Payment does not exceed 125% of the greatest amount that could be paid to the Executive such that the receipt of the Aggregate Payment would not give rise to any Excise Tax (the "Safe Harbor Amount"), then no Gross-Up Amount shall be paid to the Executive and the Aggregate Payment shall be reduced to the Safe Harbor Amount.

          (ii)  All determinations required to be made under this Section 5(f), including whether the Aggregate Payment constitutes a Parachute Payment, the amount of the Gross-Up Amount to be paid to the Executive, if any, and the determination of the Safe Harbor Amount, if applicable, shall be made in good faith by the by the Company's regular outside auditors (the "Accounting Firm"); provided, however, that such Accounting Firm presents its rationale and supporting calculations to the Executive upon his request and shall in good faith work to resolve any discrepancies raised by accountants or lawyers chosen by the Executive who present reasonable critiques of the determination.  If a dispute over the methodology or conclusions of the Accounting Firm cannot be resolved between the parties, an impartial accounting firm shall be consulted to resolve the dispute.  All fees and expenses of the Accounting Firm incurred in connection with the retention of the Accounting Firm pursuant to this Section 5(f) shall be borne by the Company. All fees and expenses of the accountants and lawyers chosen by the Executive and, if retained, the additional accounting firm, incurred in connection with the resolution of any disputes pursuant to this Section 5(f) shall be borne by the non-prevailing party.

          (iii)  As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time of the determination by the Accounting Firm, the parties hereto acknowledge and agree that it is possible that the Company will have paid a Gross-Up Amount that exceeds the amount that the Company should have paid pursuant to this Section 5(f) (the "Overpayment") or that the Company will have paid a Gross-Up Amount that is less than the amount that the Company should have paid pursuant to this Section 5(f) (the "Underpayment").  In the event the Accounting Firm, in a written opinion delivered to the Company and to the Executive, determines that, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive, which the Accounting Firm believes has a high probability of success, an Overpayment has been made, then any such Overpayment shall, to the extent permitted under applicable law (including Section 402 of the Sarbanes-Oxley Act of 2002), be treated for all purposes as a loan to the Executive which the Executive shall promptly repay to the Company together with interest at the Applicable Federal Rate provided for in Section 7872(f)(2) of the Code; provided, however, the Executive may contest any such determination by the Accounting Firm at his own expense.  In the event the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the Applicable Federal Rate provided for in Section 7872(f)(2) of the Code.

     (g)  Treatment of Stock Options Upon a Termination.

            (i)  If this Agreement is terminated pursuant to clause (e) of this Section 5,  all stock options or similar rights granted to Executive pursuant to the Company's stock option plans shall immediately vest as of the date of termination and Executive may exercise any such vested stock options for a period of 390 days following such termination, but in no event later than ten (10) years after grant.

            (ii)  If this Agreement is terminated pursuant to clause (c) of this Section 5, all stock options granted to Executive pursuant to the Company's stock plans shall terminate immediately.

                  To the extent that the Executive has been granted stock options intended to be incentive stock options under Section 422 of the Internal Revenue Code, such stock options shall cease to be incentive stock options and shall be treated as nonqualified stock options if the options are exercised by the Employee more than three (3) months (one year in case of death or disability as defined in Section 422 of the Internal Revenue Code) following termination of employment.

                Except as expressly modified by this clause (g) of this Section 5, all stock options and similar rights granted under the Company's stock plans shall remain subject to all of the terms and conditions of the applicable stock plans and agreements evidencing the grants thereof.

     (h)  Status of Executive During Exclusivity Period.  If this Agreement is terminated pursuant to clauses (b) or (d) of this Section 5, during Executive's Exclusivity Period the Executive shall be deemed and treated as an employee of the Company for the purposes of all payroll, benefits, welfare and stock option plans; provided, however, that Executive shall not be entitled to payment of Base Salary or any other monetary compensation for the same period as, and in addition to, any Severance Payment, nor shall any stock options held by the Executive vest after the effective date of termination.

     (i)  Exclusive Remedy.  Executive agrees that the payments other benefits provided and contemplated by this Agreement shall constitute the sole and exclusive obligation of the Company in respect of Executive's employment with and relationship to the Company and that the full payment thereof shall be the sole and exclusive remedy for any termination of Executive's employment.  Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

6.  Business Expenses.   During the Term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code or other applicable laws for deductibility by the Company (whether or not fully deductible by the Company) for federal income tax purposes as ordinary and necessary business expenses, the Company shall provide the Executive with reimbursement of reasonable business expenses incurred by the Executive while conducting Company business in a manner consistent with the Company's policies and provisions applicable to the Executives of the Company.

7.  Confidential Information.

     (a)  Executive acknowledges that the nature of Executive's employment by the Company is such that Executive shall have access to information of a confidential and/or trade secret nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based.  Such information includes (A) trade secrets, inventions, mask works, ideas, processes, manufacturing, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments or experimental work, designs, and techniques; (B) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (C) information regarding the skills and compensation of other employees the Company or its affiliates, including but not limited to, their respective business plans or clients (including, without limitation, customer lists and lists of customer sources), or information relating to the products, services, customers, sales or business affairs of the Company or its Affiliates (the "Confidential Information").

     (b)  Executive shall keep all such Confidential Information in confidence during the Term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company's best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized in writing by the Board.  Upon termination of Executive's employment with the Company, Executive shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing any of the foregoing information, whether prepared by Executive, the Company or anyone else.

8.  Non-Competition.  Executive covenants and agrees that commencing on the date hereof and continuing for the entire Term of Executive's employment and for period of twelve (12) months thereafter (the "Exclusivity Period"), Executive shall not, and shall cause each of its affiliates (if applicable) not to:

     (a)  Acquire any controlling ownership interest in or engage, directly or indirectly, for themselves or as agent, consultant, employee or otherwise, in any business which is competitive with or damaging to the business of the Company or any subsidiary of the Company, whether such business is now owned or hereafter organized or acquired;

     (b)  Undertake the planning for or organization of, directly or indirectly, alone or in combination with any person or entity any business activity which is competitive with or damaging to the business of the Company or any subsidiary of the Company;

     (c)  Solicit, attempt to solicit, or assist others in soliciting or attempting to solicit, directly or indirectly, any business related to the business of the Company from any customers or prospective customers of the Company; for the purposes of this Section 8, the term "customer" means any entity or person who is or has been a client or customer of the Company during the time which Executive was employed with the Company, and the term "prospective customer" means a person or entity who became known to the Company during the time which Executive was employed with the Company as a result of that person's or entity's interest in obtaining the services or products of the Company; and

     (d)  Solicit, attempt to solicit, or assist others in soliciting or attempting to solicit, directly or indirectly, for employment or similar capacity, any person who is an employee of, or an independent contractor for, the Company or its direct or indirect subsidiaries, parents or Affiliates or who was such an employee within twelve (12) months prior to the date of such solicitation or attempted solicitation.

     (e)  Executive acknowledges that in the event of his employment with the Company terminates for any reason, Executive will be able to earn a livelihood without violating the foregoing restrictions.

     (f)  If any provision or clause, or portion thereof, within this Section 8 shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the parties that, if any court construes any provision or clause within this Section 8, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the geographic area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.  Intellectual Property.

     (a)  Executive has no interest (except as disclosed to the Company) in any inventions, designs, improvements, patents, copyrights and discoveries which are useful in or directly or indirectly related to the business of the Company or to any experimental work carried on by the Company.  Except as may be limited by applicable law, all inventions, designs, improvements, patents, copyrights and discoveries conceived by Executive during the Term of this Agreement which are useful in or directly or indirectly related to the business of the Company or to any experimental work carried on by the Company, shall be the property of the Company.  Executive will promptly and fully disclose to the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and will take all steps necessary and reasonably required to assure the Company's ownership thereof and to assist the Company in protecting or defending the Company's proprietary rights therein.

     (b)  Executive also agrees to assist the Company in obtaining United States or foreign letters patent and copyright registrations covering inventions assigned hereunder to the Company and that Executive's obligation to assist the Company shall continue beyond the termination of Executive's employment but the Company shall compensate Executive at a reasonable rate for time actually spent by Executive at the Company's request with respect to such assistance.  If the Company is unable because of Executive's mental or physical incapacity or for any other reason to secure Executive's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions assigned to the Company, then Executive hereby irrevocably designates and appoints the Company, each of its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and in Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.  Executive will further assist the Company in every way to enforce any copyrights or patents obtained including, without limitation, testifying in any suit or proceeding involving any of the copyrights or patents or executing any documents deemed necessary by the Company, all without further consideration but at the expense of the Company.  If Executive is called upon to render such assistance after the termination of Executive's employment, then Executive shall be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of the Company.

10.  Remedies.   The parties hereto agree that the services to be rendered by Executive pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Executive of any of the terms of this Agreement will cause the Company great and irreparable injury and damage.  Executive hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Executive.  This Section 10 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

11.  Return of Property.  Executive agrees to return, on or before the termination date, all property belonging to the Company, including but not limited to computers, PDA, telephone and other credit cards, Company business records, Company automobile (if applicable), etc.

12.  Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

13.  Succession.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.  The obligations and duties of Executive hereunder are personal and otherwise not assignable.  Executive's obligations and representations under this Agreement will survive the termination of Executive's employment, regardless of the manner of such termination.

14.  Notices.  Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its principal office at:

Photronics, Inc.
15 Secor Road, PO Box 5226
Brookfield, Connecticut 06804

Attention: Chief Executive Officer
With a copy to the Vice President, Chief Financial Officer of Photronics, Inc.

or at such other address as the Company may from time to time in writing designate, and if to Executive at the address set forth above or at such address as Executive may from time to time in writing designate.  Each such notice or other communication shall be effective (I) if given by written telecommunication, three (3) days after its transmission to the applicable number so specified in (or pursuant to) this Section 14 and a verification of receipt is received, (ii) if given by certified mail, once verification of receipt is received, or (iii) if given by any other means, when actually delivered to the addressee at such address and verification of receipt is received.

15.  Adequate Consideration.  Executive acknowledges that the cash severance and other benefits to be provided by the Company to Executive are not available under any current plan or policies of the Company.  Accordingly, Executive further acknowledges that the payments and benefits under this Agreement provide adequate consideration for Executive's obligations to the Company contained in Section 7 (Confidential Information), Section 8 (Non-Competition), Section 10 (Remedies) and Exhibit A (Release).

16.  Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, commitments and practices relating to Executive's employment by the Company.

17.  Amendments.  No amendment or modification of the terms of this Agreement shall be valid unless made in writing, duly executed by both parties.

18.  Waiver.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

19.  Governing Law.  This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to conflicts of law doctrines and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of Connecticut.

20.  Attorneys' Fees.   If any litigation shall occur between Executive and the Company which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of such litigation, including reasonable attorneys' fees and costs.

21.  Withholding.  All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

22.  Counterparts.  This Agreement and any amendment hereto may be executed in one or more counterparts.  All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

23.  Headings.  Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

THE COMPANY

PHOTRONICS, INC.

By:     /s/ Constantine S. Macricostas
          Name:  Constantine S. Macricostas
          Title:  Chief Executive Officer

EXECUTIVE

/s/ Edwin L. Lewis________________
Name:  Edwin L. Lewis
Address:  59 Delafield Island Road
Darien, Connecticut, 06820

EXHIBIT A

RELEASE

1.  I signed an Employment Agreement with Photronics, Inc. (the "Company"), dated ________________(the "Agreement"), wherein I agreed to the terms applicable to certain terminations of employment with the Company.  Pursuant to the terms of the Agreement, I am entitled to certain severance payments and benefits, described in the Agreement, provided that I sign this Release.

2.  In consideration of the severance payments described in the Agreement, I, on behalf of myself, my heirs, agents, representatives, predecessors, successors and assigns, hereby irrevocably release, acquit and forever discharge the Company and each of its respective agents, employees, representatives, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, investors, employees, attorneys, transferors, transferees, predecessors, successors and assigns, jointly and severally (the "Released Parties") of and from any and all debts, suits, claims, actions, causes of action, controversies, demands, rights, damages, losses, expenses, costs, attorneys' fees, compensation, liabilities and obligations whatsoever, suspected or unsuspected, known or unknown, foreseen or unforeseen, arising at any time up to and including the date of this Release, save and except for the parties' obligations and rights under the Agreement.  In recognition of the consideration set forth in the Agreement, I hereby release and forever discharge the Released Parties from any and all claims, actions and causes of action, I have or may have as of the date of this Release arising under any state or federal civil rights or human rights law, or under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA").  By signing this Release, I hereby acknowledge and confirm the following: (a) I was advised in writing by the Company in connection with my termination to consult with an attorney of my choice prior to signing this Agreement, including without limitation, the terms relating to my release of claims arising under ADEA and any other law, rule or regulation referred to above; (b) I was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of my choosing with respect hereto; and (c) I am providing the release and discharge set forth in this paragraph only in exchange for consideration in addition to anything of value to which I was already entitled.

3.  The Agreement and this Release may be revoked by me within the 7-day period commencing on the date I sign this Release (the "Revocation Period").  In the event of any such revocation, all obligations of the Company under the Agreement will terminate and be of no further force and effect as of the date of such revocation and both the Company and I will have and be entitled to exercise all rights that would have existed had the Agreement and Release not been entered into.  No such revocation will be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the Revocation Period.

_________________________                          ______________
                  Name                                                             Date

_________________________                          ______________
                 Witness                                                           Date